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                                                                      EXHIBIT 12

                              METALDYNE CORPORATION
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                         3 MONTHS ENDED  YEAR ENDED                  FOR THE YEARS ENDED DECEMBER 31
                                            MARCH 30    DECEMBER 29,  -------------------------------------------------------------
                                         -------------- ------------              11/28 -- 12/31 1/1/ -- 11/27
                                              2003          2002         2001          2000           2000        1999       1998
                                         -------------- ------------  ----------  -------------- -------------- --------  ---------
EARNINGS (LOSS) BEFORE INCOME TAXES AND
  FIXED CHARGES:
  Income (loss) from continuing
    operations before income taxes and
    cumulative effect of accounting
    change, net ........................    $(11,620)     $  4,970     $(47,930)      $(42,600)     $156,670    $139,470   $144,520
(Deduct) add equity in undistributed
  earnings (loss) of less-than-fifty
  percent owned companies ..............       2,630         1,410       (8,930)         1,000       (14,210)     (9,800)    (8,530)
Add interest on indebtedness, net ......      17,880        91,060      148,560         14,470        78,880      83,470     83,620
Add amortization of debt expense .......         580         4,770       11,620            550         4,490       2,740      3,250
Estimated interest factor for rentals ..       3,060        12,460        9,730            310         2,970       3,710      3,620
                                            --------      --------     --------       --------      --------    --------   --------
Earnings before income taxes and
  fixed charges ........................    $ 12,530      $114,670     $113,050       $(26,270)     $228,800    $219,590   $226,480
                                            ========      ========     ========       ========      ========    ========   ========
FIXED CHARGES:
  Interest on indebtedness, net ........    $ 17,880      $ 91,060     $148,560       $ 14,460      $ 78,640    $ 83,760   $ 84,080
  Amortization of debt expense .........         580         4,770       11,620            550         4,490       2,740      3,250
  Estimated interest factor for
    rentals (d) ........................       3,060        12,460        9,730            310         2,970       3,710      3,620
                                            --------      --------     --------       --------      --------    --------   --------
  Total fixed charges ..................      21,520       108,290      169,910         15,320        86,100      90,210     90,950
  Preferred stock dividends (a) ........       2,750        29,630        9,750            650            --          --         --
                                            --------      --------     --------       --------      --------    --------   --------
  Combined fixed charges and
    preferred stock dividends ..........    $ 24,270      $137,920     $179,660       $ 15,970      $ 86,100    $ 90,210   $ 90,950
                                            ========      ========     ========       ========      ========    ========   ========
RATIO OF EARNINGS TO FIXED CHARGES .....          --(b)        1.1           --(b)          --(b)        2.7         2.4        2.5
                                            ========      ========     ========       ========      ========    ========   ========
RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED STOCK DIVIDENDS.         --(c)          --(c)        --(c)          --(c)        2.7         2.4        2.5
                                            ========      ========     ========       ========      ========    ========   ========

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(a)   Based on the Company's effective tax rate, represents the amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company and its 50% owned companies.

(b) Results of operations for the three months ended March 30, 2003, year ended December 31, 2001 and the 34 days ended December 31, 2000 are inadequate to cover fixed charges by $8,990, $56,860 and $41,590, respectively

(c) Results of operations for the three months ended March 30, 2003, years ended December 29, 2002 and December 31, 2001 and the 34 days ended December 31, 2000 are inadequate to cover fixed charges and preferred stock dividends by $11,740, $23,250, $66,610 and $42,240, respectively.

(d)   Deemed to represent one-third of rental expense on operating leases.